SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Royce Global Value Trust, Inc.

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Saba Capital Master Fund, Ltd.

Saba II AIV, L.P.

Saba Capital Master Fund III, L.P.

Saba Capital Carry Neutral Tail Hedge Master Fund Ltd.

Saba Capital CEF Opportunities 1, Ltd.

Saba Capital CEF Opportunities 2, Ltd.

Boaz R. Weinstein

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 13, 2020

VIA EMAIL TO JDENNEEN@ROYCEINVEST.COM

Board of Trustees
of Royce Global Value Trust
c/o Mr. John E. Denneen
General Counsel, Managing Director
Royce Investment Partners
745 Fifth Avenue

New York, New York 10151

To the Board of Trustees:

As the largest shareholder of Royce Global Value Trust (“RGT”), we are writing to inform the Board of Trustees (the “Board”) that Saba Capital will continue to vote to reject the assignment of the investment advisory agreement until the Board takes meaningful steps to put the interest of all shareholders ahead of Royce Global’s (“Royce”) interests.

The Board has shamelessly adjourned the shareholder meeting four times despite having a quorum each time because Royce failed to achieve the necessary votes. To be clear, the Board has continued to serve Royce’s best interests instead of accepting the will of the shareholders.

To make matters worse, based on public disclosure provided by RGT, the Chairman of Royce personally purchased 499,351 shares in what appears to be a single block trade in a private – non-market – transaction, in an apparent effort to steal the election. To complete this apparent theft, the Board reset the record date to allow the Chairman to vote these new shares in favor of the assignment – thus allowing Royce to cash in on the assignment as a result of this insider transaction. We believe this insider transaction is a blatant attempt to steal the election from shareholders and to circumvent the requirements of Section 15 of the Investment Company Act of 1940 (the “Act”).

Now that the Board’s latest attempt to steal the election has failed, the Board has now turned to buying votes by making the tender conditional on the successful passing of the assignment agreement so that Royce can continue to be paid its excessive advisory fees. We believe that joining the tender offer with the vote to assign the investment advisory agreement amounts to a joint transaction with an affiliate in violation of Section 17(d) of the Act.

For these reasons and more, until the Board acts in accordance with their fiduciary obligations and puts shareholder interest first, Saba will continue to reject the approval of the investment advisory agreement and strongly recommends that all other shareholders do the same.

Regards,

Saba Capital Management, L.P.

By:	/s/ Michael D’Angelo
Name: Michael D’Angelo
Title: General Counsel